Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Jason Thompson
tel (804) 327-7284	tel (203) 461-7616

James M. Kilts Elected to MeadWestvaco Board of Directors

Richmond, VA, October 27, 2006 – MeadWestvaco Corporation’s (NYSE: MWV) Board of Directors formally elected James M. Kilts a director of the company effective October 24, 2006. Mr. Kilts’ appointment was announced earlier this month.

Mr. Kilts is a founding partner of Centerview Partners, New York, an investment banking firm. Mr. Kilts previously served as chairman, president and chief executive officer of the Gillette Company, Boston, which joined with The Procter & Gamble Company last year in the largest merger ever in the consumer products sector. As a vice chairman of Procter & Gamble, he then oversaw the consolidation of the Gillette and Procter & Gamble businesses. Before joining Gillette, Mr. Kilts was president and chief executive officer of Nabisco, and prior to that he was head of Kraft Foods, and later, the worldwide food business of Altria. He started his career with General Foods Corporation.

In addition to MeadWestvaco, Mr. Kilts is a member of the board of directors of The New York Times Company and Metropolitan Life Insurance Company, and he serves as a member of Citigroup’s International Advisory Board. He also serves on the board of trustees of Knox College and the University of Chicago, and is chairman of the Advisory Council of the University of Chicago Graduate School of Business.

Mr. Kilts is a graduate of Knox College in Galesburg, Illinois, and he earned a master of business administration degree from the University of Chicago.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, home and garden, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.